Exhibit 10.49

EXELON CORPORATION

ANNUAL INCENTIVE PLAN

FOR SENIOR EXECUTIVES

(Effective January 1, 2004)

EXELON CORPORATION

ANNUAL INCENTIVE PLAN

FOR SENIOR EXECUTIVES

(Effective January 1, 2004)

I.	Establishment. The Exelon Corporation Annual Incentive Plan for Senior Executives (the “Plan”) was established by Exelon Corporation (the “Company”) effective January 1, 2004, subject to the approval by an affirmative vote of a majority of the shares of common stock of the Company present in person or represented by proxy at the 2004 annual meeting of stockholders, and shall terminate as of December 31, 2008, unless terminated earlier by the Board of Directors of the Company

II.	Purpose. The purpose of the Plan is to reward achievement of key annual goals, to enhance the Company’s ability to attract, motivate, reward and retain certain officers and key executive employees, to strengthen their commitment to the success of the Company, to promote the near-term objectives of the Company, and to ensure annual incentive compensation payable to the Company’s Section 162(m) Executives can be eligible to be tax-deductible by the Company.

III.	Definitions.

A.	Award means the annual incentive award payable to a Participant hereunder with respect to a Plan Year.

B.	Committee means the members of the Compensation Committee of the Board of Directors of the Company who qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code; provided that if there are not at least two such members, then the Committee shall be a committee of at least two “outside directors” as so defined, appointed by the Board of Directors of the Company and which satisfies any other applicable requirements of the principal stock exchange on which the common stock of the Company is then traded to constitute a compensation committee.

C.	Company means Exelon Corporation and any successor thereto.

D.	Disability means a physical or mental condition on account of which benefits under the long-term disability plan of the Company or Subsidiary, whichever covers the Participant, have commenced.

E.	Eligible Executive means an Employee who is a member of the Company’s strategy and policy committee (or any successor committee) or whose level is senior vice president (or any equivalent successor level) or higher.

F.	Employee means an employee of the Company or a Subsidiary employed in an executive or officer level position.

G.	Incentive Pool means an amount, expressed either as a dollar value or pursuant to an objective formula or performance measure, that is designated by the Committee as available to fund Awards for a Plan Year pursuant to Section VI.A.

H.	Internal Revenue Code means the Internal Revenue Code of 1986, as amended, and all applicable regulations and rulings thereunder as in effect from time to time.

I.	Participant means an Eligible Executive who has been selected by the Committee to participate in the Plan for a particular Plan Year. Unless the context requires otherwise, the term “Participant” shall include “Part-Year Participants” as defined in Section IV.B.

J.	Performance Goals means the objective performance goal(s) designated by the Committee pursuant to Section VI.B. with respect to an Incentive Pool.

K.	Plan means this Exelon Corporation Annual Incentive Plan for Senior Executives as set forth herein and as amended from time to time.

L.	Plan Year means the Company’s fiscal year which, as of the effective date of the Plan, is the calendar year.

M.	Pro-ration Fraction means with respect to a Plan Year the number of days a Part-Year Participant was an Eligible Executive during the Plan Year, divided by 365 (or in the case of a Plan Year of more or less than 365 days, the number of days in the Plan Year).

N.	Required Period means at a time (1) when the outcome of the performance goals established pursuant to Article VI is substantially uncertain and (2) either (a) before the commencement of the Plan Year or, (b) (i) in the case of a 12-month Plan Year, not later than 90 days after the commencement of such Plan Year, (ii) in the case of a Plan Year shorter than 12 months, after no more than 25% of such Plan Year has elapsed, and (iii) in the case of a Participant who became an Eligible Executive after the first day of the Plan Year, after no more than 25% of the remainder of such Plan Year has elapsed after the Participant became an Eligible Executive. Any action required to be taken within the Required Period may be taken at a later date to the extent permissible under Section 162(m) of the Internal Revenue Code.

O.

Retirement means a Participant’s termination of employment other than for “cause” (as defined in the Exelon Corporation Senior Management Severance Plan as in effect from time to time, or such other employment or severance plan or agreement governing the terms of the Participant’s termination of employment) after attaining age 50 with 10 years of service under the Company’s applicable defined benefit pension plan (including for this purpose any deemed pension service granted to the Participant under an employment or change in control agreement to the extent any applicable vesting or other conditions to such deemed service have been satisfied upon such termination of employment).

P.	Section 162(m) Executive means an Eligible Executive who is a “covered employee” as defined in Section 162(m) of the Internal Revenue Code.

Q.	Subsidiary means a business which is affiliated through common ownership with the Company, and which is designated by the Committee as an employer whose employees may be eligible to participate in the Plan, but only with respect to such period of affiliation.

IV.	Participation.

A.	Generally. Within the Required Period at the beginning of each Plan Year, the Committee shall designate the Participants (if any) for such Plan Year. Any individual who is an Eligible Executive as of the first day of the Plan Year may be designated as a Participant.

B.	Individuals Who Become Eligible Executives During a Plan Year. An individual who becomes an Eligible Executive after the first day of a Plan Year may be designated as a Participant for the remainder of the Plan Year (a “Part-Year Participant”) at any time within the Required Period after becoming an Eligible Executive.

V.	Administration.

A.	The Committee shall administer the Plan.

B.	The Committee shall have full and complete authority to establish any rules and regulations it deems necessary or appropriate relating to the Plan, to interpret and construe the Plan and those rules and regulations, to correct defects and supply omissions, to determine the who shall become Participants for any Plan Year, to determine the performance goals and other terms and conditions applicable to each Award (including the extent to which any payment shall be made under an Award in the event of a change in control of the Company), to certify the achievement of performance goals and approve all Awards (subject to Section VII.B.), to determine whether and to what extent Awards may be paid on a deferred basis, to make all factual and other determinations arising under the Plan, and to take all other actions the Committee deems necessary or appropriate for the proper administration of the Plan.

C.	Notwithstanding the foregoing, the Committee shall not be authorized to increase the amount of the Award payable to a Section 162(m) Executive that would otherwise be payable under the terms of the Plan or an Award.

D.	The Committee may from time to time delegate the performance of its ministerial duties under the Plan to the Company’s Vice President of Corporate Compensation or

such other person or persons as the Committee may select; except that the power or authority of the Committee shall not be delegated to the extent such delegation would cause any Award payable to a Section 162(m) Executive to fail to be tax-deductible under Section 162(m) of the Code, including but not limited to the responsibility to certify the extent to which performance goals have been attained.

E.	Subject to Section VII.B., the Committee’s administration of the Plan, including all such rules and regulations, interpretations and construals, selections, factual and other determinations, approvals, decisions, delegations, amendments, terminations and other actions, as the Committee shall see fit shall be final and binding on the Company and its Subsidiaries, stockholders and all employees, including Participants and their beneficiaries. Any decision made by the Committee in good faith in connection with its administration of or responsibilities under the Plan shall be conclusive on all persons.

F.	The Committee may, subject to the limitations described in paragraph D. above, engage and rely on the advice of such advisors, consultants or data as it considers necessary or desirable in selecting eligible key employees, in designating applicable Performance Goals, and in determining attainment of performance goals and the amount of incentive awards under the Plan, and in performing its other duties under the Plan.

G.	The Company and/or its participating Subsidiaries shall pay the costs of Plan administration.

VI.	Performance Goals.

A.

Establishment of Incentive Pool(s). Within the Required Period for each Plan Year, the Committee shall establish in writing one or more Incentive Pools from which Awards (if any) will be paid for such Plan Year, and shall designate the Participants eligible to share in each such Incentive Pool (subject to the Committee’s right to add new Participants during the Plan Year in accordance with Section IV.B. above). The amount available under each Incentive Pool (or portion thereof) shall be based on the attainment of one or more specified Performance Goals, weighted in such manner as the Committee determines, and may, but need not be based on or contingent upon the level of achievement of threshold or target or maximum performance (as set by the Committee) of the stated Performance Goals. As soon as reasonably practicable after the end of each Plan Year the Committee shall certify in writing the level of attainment of each Performance Goal applicable to each Incentive Pool (or portion thereof) and the amount, if any, of each such Incentive Pool. The Committee shall certify the amount of each Participant’s maximum Award for each Plan Year within a reasonable time after the end of such year. If the Company or a Subsidiary or other business unit fails to meet a threshold or other minimum applicable Performance Goal, if any, established for it for a Plan Year, the applicable Incentive Pool shall not be funded to that extent and no related payment shall be made with respect to Awards to Participants employed by the Company or such Subsidiary or business unit for such year, as the case may be and, to the extent other (e.g., target or maximum) performance goals are established with respect to an Incentive Pool, the funding of such Incentive Pool shall not exceed the maximum amount that could be paid based on the extent to which the Committee determines that such goals in excess of threshold or other minimum goals are actually achieved.

B.	Performance Goals. The Performance Goals for each Plan Year may be based upon the performance of the Company or any Subsidiary, division, business unit or individual for the Plan Year, using one or more of the following measures as selected by the Committee: (1) cumulative shareholder value added, (2) customer satisfaction, (3) revenue, (4) primary or fully-diluted earnings per share, (5) net income, (6) total shareholder return, (7) earnings before interest, taxes, depreciation and amortization (or any combination thereof), (8) cash flow(s), including operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital (or any combination thereof), (9) economic value added, (10) return on equity, (11) return on capital, (12) return on assets, (13) net operating profits after taxes, (14) stock price increase, (15) return on sales, (16) debt to equity ratio, (17) payout ratio, (18) asset turnover, (19) ratio of share price to book value of shares, (20) price/earnings ratio, (21) employee satisfaction, (22) diversity, (23) market share, (24) operating income, (25) pre-tax income, (26) safety, (27) diversification of business opportunities, (28) expense ratios, (29) total expenditures, (30) completion of key projects, (31) dividend payout as percentage of net income, (32) direct margin, (33) expense reduction, or (34) any individual performance objective which is measured solely in terms of quantitative targets related to the Company, any Subsidiary or the Company’s or Subsidiary’s business. Such individual performance measures related to the Company, any Subsidiary or the Company’s or Subsidiary’s business may include: (a) production-related factors such as generating capacity factor, performance against the INPO index, generating equivalent availability, heat rates and production cost, (b) transmission and distribution-related factors such as customer satisfaction, reliability (based on outage frequency and duration), and cost, (c) customer service-related factors such as customer satisfaction, service levels and responsiveness and bad debt collections or losses, and (d) relative performance against other similar companies in targeted areas. Each Performance Goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company, its Subsidiaries or business units or the past or current performance of other companies (including industry or general market indices), or a combination of any of the foregoing, and may be applied at various organizational levels.

C.

Impact of Extraordinary Items or Changes in Accounting. The measures used in establishing Performance Goals for a Plan Year shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited consolidated financial statements (in each case, to the extent applicable), without regard to (i) non-cash impairments, gains or losses on the sale or other disposition of assets or businesses, or severance charges or (ii) changes in accounting, unless, in each case, the Committee decides otherwise within the Required Period for the Plan Year or as otherwise required or permitted under Section 162(m) of the Internal Revenue Code.

VII.	Determination of Award Amounts for Any Plan Year.

A.	Maximum Awards. The maximum Award payable to any Participant with respect to a Plan Year shall be the lesser of five million dollars ($5,000,000.00) or a portion of the Incentive Pool(s) applicable to such Participant determined as follows:

1.	If the Chief Executive Officer is a Participant, the Chief Executive Officer’s maximum Award shall be an amount equal to not more than 25% of the amount of each Incentive Pool in which he or she participates for the Plan Year.

2.	The portion of each Incentive Pool not allocated to the Chief Executive Officer (e.g., the remaining 75% of an Incentive Pool in which the Chief Executive Officer participates and 100% of any other Incentive Pool) shall be divided into shares. There shall be one share for each Participant who is initially designated by the Committee for the Plan Year plus, for each Part-Year Participant, one share multiplied by such Part-Year Participant’s Pro-ration Fraction. The number of shares shall not be reduced in the event a Participant for any reason fails to receive an Award. Thus the number of shares may be increased (thereby reducing the value of each share) but not decreased during the Plan Year. The maximum Award for a Participant shall be one share, and the maximum Award for each Part-Year Participant shall be one share times such part-Year Participant’s Pro-ration Fraction.

B.	Committee Discretion to Determine Amount of Award. The Committee shall have absolute discretion to reduce the amount of the Award payable to any Participant for any Plan Year below the maximum Award determined under Section VII.A., and the Committee may decide not to pay any Award to a Participant for the Plan Year, based on such criteria, factors and measures as the Committee in its sole discretion may determine, including but not limited to individual performance or impact and financial and other performance or financial criteria of the Company, a Subsidiary or other business unit in addition to those listed in Section VI.B. The reduction of the Award payable to any Participant (or the decision of the Committee not to pay an Award to a Participant for a Plan Year) shall not affect the maximum Award payable to any other Participant for such Plan Year. Notwithstanding the foregoing, the Committee’s determination of the Award for officers at the level of Executive Vice President and above shall be subject to ratification by the Company’s Board of Directors. The Committee shall certify the amount of the Award to be paid to each Participant.

C.	Effect of Termination of Employment.

1.	Except in the case of a Participant who has a termination of employment during a Plan Year on account of Retirement, death or Disability, a Participant must be an

Employee at the end of a Plan Year to be eligible to receive an Award for that Plan Year. A Participant will become entitled to an Award with respect to a Plan Year on the later to occur of the end of the Plan Year for which the Award is determined and the date the Committee certifies the amount of the Award to which the Participant is entitled for such year by written communication to the Participant, which will normally be within approximately two and one-half months after the end of the Plan Year. No portion of an Award shall be treated as earned by a Participant prior to such date.

2.	A Participant who has a termination of employment prior to the last day of a Plan Year on account of Retirement, death or Disability shall be eligible to receive an Award for such Plan Year, the amount of which shall be determined by the Committee in its sole discretion but which shall not exceed the maximum amount determined under Section VII.A.

3.	Notwithstanding the foregoing, if a Participant is employed pursuant to an employment agreement between the Participant and the Company or a Subsidiary which has been approved by the Compensation Committee of the Company’s Board of Directors, (an “Employment Agreement”) or is subject to another separation or change in control plan or policy of the Company, and such Employment Agreement, plan or policy provides other applicable rules or procedures for the determination of the Participant’s incentive award and entitlement thereto in the event of termination of employment, the provisions of such Employment Agreement, plan or policy shall be controlling with respect to the determination of the amount of, and the Participant’s entitlement to, any Award under the Plan with respect to the Participant.

D.	Source, Time and Manner of Payment, Interest. Each Participant’s Award for a Plan Year shall be paid in cash, solely from the general assets of the Company or its Subsidiaries, without interest, as soon as reasonably practicable after the Committee certifies the amount of the Award. Any Awards payable to Participants who have had a termination of employment during the Plan Year on account of Retirement, death or disability shall be payable at the same time other Participants receive Awards under the Plan.

E.	Designation of Beneficiaries. Each Participant from time to time may name any person or persons (who may be named concurrently, contingently or successively) to whom the Participant’s Award under the Plan is to be paid if the Participant dies before receipt of the Award. Each such beneficiary designation will revoke all prior designations by the Participant, shall not require the consent of any previously named beneficiary, shall be in a form prescribed or permitted by the Company’s Vice President of Corporate Compensation, and will be effective only when filed with the Company’s Vice President of Corporate Compensation during the Participant’s lifetime. If a Participant fails to so designate a beneficiary before death, or if the beneficiary so designated predeceases the Participant, any Award payable after the Participant’s death shall be paid to the Participant’s estate.

VIII.	No Assignment of Rights. No Participant or other person shall have any right, title or interest in any Award under this Plan prior to the payment thereof to such person. The rights or interests of Participants under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute on, levy or otherwise dispose of any right to an Award or any payment hereunder shall be void.

IX.	No Greater Employment Rights. The establishment or continuance of this Plan shall not affect or enlarge the employment rights of any Participant or constitute a contract of employment with any Participant, and nothing herein shall be construed as conferring upon a Participant any greater rights to employment than the Participant would otherwise have in the absence of the adoption of this Plan.

X.	No Right to Ongoing Participation. The selection of an individual as a Participant in the Plan for any Plan Year shall not require the selection of such individual as a Participant for any subsequent Plan Year, or, if such individual is subsequently so selected, shall not require that the same opportunity for incentive award provided the Participant under the Plan for an earlier Plan Year be provided such Participant for the subsequent Plan Year.

XI.	No Personal Liability. Neither the Company, it’s Subsidiaries nor any Committee member or its delegate shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan.

XII.	Unfunded Plan. No Participant or other person shall have any right, title or interest in any property of the Company or its Subsidiaries, and nothing herein shall require the Company or any Subsidiaries to segregate or set aside any funds or other property for the purpose of making any payment under the Plan.

XIII.	Facility of Payment. When a person entitled to an incentive award under the Plan is under legal disability, or, in the Committee’s opinion, is in any way incapacitated so as to be unable to manage such person’s affairs, the Committee may direct the payment of an incentive award directly to or for the benefit such person, to such person’s legal representative or guardian, or to a relative or friend of such person. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment under the Plan, and neither the Committee nor the Company or any Subsidiary shall be under any duty to see to the proper application of such payment.

XIV.	Withholding for Taxes and Benefits. The Company and its Subsidiaries, as applicable, may withhold from any payment to be made by it under the Plan all appropriate deductions for employee benefits, if applicable, and such amount or amounts as may be required for purposes of complying with the tax withholding obligations under federal, state and local income and employment tax laws.

XV.	Amendment and Termination. The Board of Directors of the Company may amend the Plan at any time and from time to time, in whole or in part, and may terminate the Plan at any time, which amendment or termination may include the modification, reduction or cancellation of any prospective Award hereunder which has not been earned and vested pursuant to the terms of the Plan prior to the time of any such amendment or termination, provided that no such amendment or termination shall change the terms and conditions of payment of any Award the final amount of which the Committee has certified to a Participant. Notwithstanding the foregoing, any amendment to the Plan that changes the class of Employees eligible to participate, changes the Performance Goals, or increases the maximum dollar amount that may be paid to a Participant for a Plan Year shall not be effective with respect to Section 162(m) Executives unless such amendment is approved by the holders of the Company’s common stock.

XVI.	Section 162(m) Conditions. The Company intends for this Plan and any Awards to satisfy, and to be interpreted in such manner as to satisfy the provisions of Section 162(m) of the Internal Revenue Code with respect to all Section 162(m) Executives. Any provision, application or interpretation of the Plan that is inconsistent with such intent shall be disregarded.

XVII.	Applicable Law. The Plan shall be construed under the laws of the State of Illinois, other than its laws with respect to choice of laws.